UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2019

Zymeworks Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-38068	47-2569713
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 540, 1385 West 8th Avenue, Vancouver, British Columbia, Canada		V6H 3V9
(Address of principal executive offices)		(Zip Code)

(604) 678-1388

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value per share	ZYME	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d) On June 3, 2019, Troy Cox and Susan Mahony were appointed to the board of directors (the “Board”) of Zymeworks Inc. (the “Company”).

Under the Company’s current staggered board provisions, Mr. Cox will have an initial term of three years expiring at the Company’s 2022 annual general meeting of shareholders, and Dr. Mahony will have an initial term of two years expiring at the Company’s 2021 annual general meeting of shareholders. The Company’s articles provide for a staggered Board consisting of three groups of directors serving staggered three-year terms. The Toronto Stock Exchange (the “TSX”) requires its listed issuers to elect their directors annually, but prior to the Company’s initial public offering, the TSX granted the Company a waiver from this requirement. For as long as the Company is listed on the TSX, the staggered board provisions will apply until the later of: (i) the third annual general meeting of the Company’s shareholders following May 2, 2017 (the date the Company continued as a British Columbia company); and (ii) the date on which the TSX ceases to permit the Company’s Board to be elected in this manner.

Concurrently with the appointments of Mr. Cox and Dr. Mahony, the Board approved an increase of the size of the Board from six to eight members. The Board has not determined which committees of the Board either Mr. Cox or Dr. Mahony are expected to be named.

As non-designated directors, both Mr. Cox and Dr. Mahony qualify for the Company’s Board compensation program (the “Program”), which includes cash and equity compensation for all non-designated directors of the Board. Pursuant to the Program, upon appointment to the Board, Mr. Cox and Dr. Mahony each received: (i) an initial appointment equity award of 20,000 options to purchase the Company’s common shares that will vest monthly over a three-year period, with 1/36 vesting on each monthly anniversary of the grant date, and (ii) an annual equity award of 10,000 options to purchase the Company’s common shares that will cliff vest on the date of the Company’s next annual general meeting of shareholders. Future compensation under the Program is subject to Mr. Cox and Dr. Mahony’s continued service on the Board.

Mr. Cox and Dr. Mahony have entered into the Company’s standard form indemnification agreement.

There have not been any transactions since the beginning of the Company’s last fiscal year, nor are there any proposed transactions, in which the Company was or is to be a participant involving amounts exceeding $120,000 and in which Mr. Cox or Dr. Mahony had or will have a direct or indirect material interest. There are no arrangements or understandings between either of Mr. Cox or Dr. Mahony and the Company or any other persons, pursuant to which Mr. Cox and Dr. Mahony were appointed as directors of the Company.

ITEM 8.01	OTHER EVENTS.

The following information is filed pursuant to Item 8.01, “Other Events.”

On June 4, 2019, the Company issued a press release announcing the appointments described above, which was filed with the Canadian securities regulatory authorities in Canada on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com. Additionally, on June 4, 2019, the Company filed a material change report regarding the appointments described above with the Canadian securities regulatory authorities on SEDAR at www.sedar.com. Copies of this press release and material change report are respectively filed as exhibits 99.1 and 99.2 hereto.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

    (d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Zymeworks Inc. on June 4, 2019

99.2	Material Change Report dated June 4, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZYMEWORKS INC.
(Registrant)

Date: June 5, 2019	By:	/s/ Neil Klompas
	Name:	Neil Klompas
	Title:	Chief Financial Officer